Exhibit 99.1

VIASPACE RESPONDS TO NEWS ARTICLE

PASADENA, CA.— April 10, 2006—VIASPACE Inc. (OTCBB: VSPC) today issued a statement in response to an article appearing in the April 10, 2006 issue of Barron’s Weekly. VIASPACE stated that the article contains material misstatements of facts and relies on unfounded innuendo related to stock promotional activities. The company disavows, and has previously publicly disavowed, the unauthorized stock promotional activities referred to in the article. The Company reported these activities to the Securities and Exchange Commission in 2005. The Company also posted a management response to such spam emails on its web site in 2005.

“VIASPACE is very concerned about unauthorized stock promotion activities. Stock manipulators are hurting our company,” said VIASPACE CEO Dr. Carl Kukkonen. “We are angry about the Barron’s article, and firmly believe the company has done nothing wrong.”

“We informed the Board of Directors about the allegations, and have accepted the resignations of the nonmanagement directors. We thank them for their service and support.”

Kukkonen added, “The management of VIASPACE remains committed to realizing long term value for its shareholders and continues its efforts in the Company’s core businesses of fuel cells and homeland security.”

About VIASPACE: Unparalleled Knowledge. Unparalleled Solutions.
VIASPACE is a diversified technology company with knowledge and expertise in energy/fuel cells, microelectronics, sensors, homeland security and public safety, and information and computational technology. Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems,

For more information, please visit our website at www.VIASPACE.com

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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” should,” “could,” “would,” “will,” “expect,” “plan,” “intend,” “predict,” “anticipate,” believe,” “estimate,” “potential,” “continue,” or the negative of such terms or other comparable terminology. Similarly, statements in this release that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. These statements are only predictions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.